Filed Under Rule 433, Registration Statement No. 333-132807
Pricing Supplement Number 215 Dated November 05, 2007
(To: Prospectus Dated March 29, 2006, as supplemented by Prospectus Supplement Dated March 29, 2006)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RV37	100%	3.150%	FIXED	6.000%	MONTHLY	11/15/2037	12/15/2007	$5.33	NO	Senior Unsecured Notes	Aaa	AAA

Redemption Information: Callable at 100.000% on 11/15/2012 and every coupon date thereafter.

Note: **This note DOES NOT contain the Survivor's Option. It will trade on Wednesday, November 7th at 10am est** The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 11/15/2012 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
General Electric Capital Corporation

Offering Dates: November 05, 2007 through November 07, 2007

Trade Date: November 07, 2007 @12:00 PM ET

Settle Date: November 13, 2007

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated March 29, 2006